Exhibit 10.15(b)
CyrusOne

November 6, 2018

Venkatesh Durvasula

Dear Tesh:

On behalf of CyrusOne, I am happy to extend an offer to you for the position of President, Europe reporting to our Chief Executive Officer, Gary Wojtaszek. This position is located at our London, England office. This offer is contingent upon approval by the Board of Directors and your agreement to complete your move to London by July 1, 2019. Your anticipated start date in this position is December 1, 2018 with your anticipated assignment ending on June 6, 2022.

Compensation for this salaried, exempt position will include:

•	Bi-weekly base salary of $21,153.84 (equivalent to $550,000 annually), to be paid in accordance with current company payroll policies.

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Eligibility under current company policy to participate in the CyrusOne Bonus Program at a target opportunity level equal to 100% of your actual base pay earnings for the year. Any bonus earned is based on a combination of business results and your own results measured against performance objectives for you/your position. Any bonus payments made to you are at the sole discretion of management and require final approval from the CyrusOne Board of Directors.

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Equity awards are set and approved by the company’s Compensation Committee every year. Your next annual equity award will be issued in the first quarter of 2019, with target annual equity of 300% of your base salary.

•	All other aspects of your Long Term International Assignment are detailed in the attached policy.

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In the event of (i) a change in the CEO position at CyrusOne, (ii) a material adverse change of your duties and responsibilities, (iii) there is a Change in Control (as defined in your existing employment agreement upon your agreement, the Company will pay for your relocation back to the U.S. within 30 days of any of those events.

The terms of this letter will supersede any previous terms or offers of employment which may have been made whether verbal or written regarding this role.

We are excited to extend this opportunity to you and look forward to your acceptance of your new position. If our offer is accepted and signed, the effective date of your role will be December 1, 2018. If you should have any questions, please do not hesitate to call me. Again, congratulations!

Sincerely,

/s/ Kellie Teal-Guess
Kellie Teal-Guess
EVP, Chief People Officer ACCEPTED BY:
/s/ Tesh Durvasula